Exhibit 99.1

Ambow Education Holding Ltd. (NYSE American: AMBO) Announces First Half and Second Quarter of 2026 Financial Results

Key Facts At-a-Glance

●	Who: Ambow Education Holding Ltd. (NYSE American: AMBO)

●	What: Unaudited financial and operating results for the three-month and six-month periods ended June 30, 2026

●	When: Reported August 14, 2026; Quarterly Report on Form 10-Q filed with the SEC the same day

●	First Half Revenue: Net revenues increased 2.0% to $5.2 million from $5.1 million in the first half of 2025

●	Second Quarter Revenue: Net revenues decreased 14.3% to $2.4 million from $2.8 million in the second quarter of 2025

●	Margin: First half gross profit margin expanded to 55.8% from 54.9%

●	Balance Sheet: Cash resources of $7.2 million as of June 30, 2026, and positive working capital of $5.5 million

CUPERTINO, Calif., August 14, 2026 (GLOBE NEWSWIRE) -- Ambow Education Holding Ltd. (“Ambow” or the “Company”) (NYSE American: AMBO), an innovator in AI-powered phygital (physical + digital) intelligence solutions for education, enterprise collaboration, and live events, today announced its unaudited financial and operating results for the six-month period and three-month period ended June 30, 2026.

First Half and Second Quarter 2026 and Recent Financial and Operating Highlights

●	Net revenues for the first half of 2026 increased 2.0% year over year to $5.2 million, led by growth in educational programs and services.

●	Gross profit margin for the first half of 2026 expanded to 55.8% from 54.9% in the first half of 2025.

●	Research and development expenses increased to $0.4 million for the first half of 2026 from $0.2 million in the first half of 2025, reflecting continued investment in the HybriU platform.

●	General and administrative expenses decreased to $1.4 million for the first half of 2026 from $1.6 million in the first half of 2025, reflecting continued cost control measures.

●	Ambow received federal registration of the HybriU trademark on July 28, 2026.

●	Subsequent to quarter end, Ambow launched the HybriU AI Adaptive Course Generation Platform, the Company’s third HybriU product launch of 2026.

●	Subsequent to quarter end, Ambow announced free access for 1,000 students to an AI + Design Hybrid Micro-Credential Program at NewSchool of Architecture & Design, delivering on the Company’s White House Pledge to America’s Youth commitment.

“Our first half results reflect steady progress in the educational programs and services business alongside continued investment in the HybriU platform,” said Dr. Jin Huang, Chief Executive Officer and Chair of the Board of Ambow Education Holding Ltd. “We expanded gross margin, maintained disciplined cost control, and continued to build the product foundation that we believe positions HybriU for long-term growth in Knowledge Intelligence.”

Second Quarter 2026 Financial Results

Net revenues for the second quarter of 2026 decreased by 14.3% to $2.4 million from $2.8 million for the same period of 2025. The decrease was primarily attributable to the decline in net revenues from HybriU licensing and sales, partially offset by growth in educational programs and services.

Gross profit for the second quarter of 2026 decreased by 20.0% to $1.2 million from $1.5 million for the same period of 2025. Gross profit margin was 50.0% for the second quarter of 2026, compared with 53.6% for the second quarter of 2025.

Operating expenses for the second quarter of 2026 increased by 27.3% to $1.4 million from $1.1 million for the same period of 2025. The increase primarily reflected higher selling and marketing and research and development expenses, together with a $0.2 million impairment loss on construction in progress, partially offset by lower general and administrative expenses.

Operating loss for the second quarter of 2026 was $0.1 million, compared with operating income of $0.3 million for the same period of 2025.

Net loss attributable to ordinary shareholders for the second quarter of 2026 was $0.1 million, or $0.05 per basic and diluted ADS, compared with net income of $1.8 million, or $0.62 per basic and diluted ADS, for the same period of 2025. Net income for the second quarter of 2025 included a one-time gain on lease settlement of $1.5 million.

First Half 2026 Financial Results

Net revenues for the first half of 2026 increased by 2.0% to $5.2 million from $5.1 million for the same period of 2025. The increase was primarily due to net revenues generated by educational programs and services.

Gross profit for the first half of 2026 increased by 3.6% to $2.9 million from $2.8 million for the same period of 2025. Gross profit margin was 55.8% for the first half of 2026, compared with 54.9% for the first half of 2025.

Operating expenses for the first half of 2026 increased by 13.0% to $2.6 million from $2.3 million for the same period of 2025.

Operating income for the first half of 2026 was $0.3 million, compared with $0.5 million for the same period of 2025.

Net income attributable to ordinary shareholders for the first half of 2026 was $0.3 million, or $0.10 per basic and diluted ADS, compared with $1.9 million, or $0.66 per basic and diluted ADS, for the same period of 2025. Net income for the first half of 2025 included a one-time gain on lease settlement of $1.5 million.

Balance Sheet and Liquidity

As of June 30, 2026, Ambow maintained cash resources of $7.2 million, comprising cash and cash equivalents of $4.5 million and restricted cash of $2.7 million. As of June 30, 2026, the Company’s consolidated current assets exceeded its consolidated current liabilities by $5.5 million, and consolidated net assets were $8.6 million.

The Company’s financial and operating results for the first half and second quarter of 2026 are also available in its Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About Ambow Education Holding Ltd.

Ambow Education Holding Ltd. (NYSE American: AMBO) is a technology company delivering AI-powered phygital intelligence solutions for education, enterprise collaboration, and live events.

Founded in 2000 and headquartered in Cupertino, California, Ambow has developed the HybriU product suite to connect physical spaces, digital systems, people, workflows, and institutional knowledge through a non-invasive AI intelligence layer.

HybriU enables organizations to transform real-world interactions, instructional content, expertise, decisions, and behavioral data into institutional knowledge and intelligence assets that can be continuously captured, searched, governed, reused, and expanded in value over time.

For more information, visit www.ambow.com and www.hybriu.com.

Follow Ambow on X: @Ambow_Education

Follow Ambow on LinkedIn: Ambow Education Group

Safe Harbor Statement

This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “will,” “expects,” “believes,” “anticipates,” “intends,” “estimates” and similar statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Ambow and the industry. Additional information regarding these and other risks is included in the Company’s filings with the SEC. All information provided in this press release is as of the date hereof, and Ambow undertakes no obligation to update any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although Ambow believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Investor and Media Contact

Ambow Education Holding Ltd.

Email: ir@ambow.com

AMBOW EDUCATION HOLDING LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(All amounts in thousands, except for share and per share data) (Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2025	2026	2025	2026
NET REVENUES
Educational program and services	1,912	1,994	3,902	4,074
HybriU licensing and sales	854	399	1,178	1,118
Total net revenues	2,766	2,393	5,080	5,192
COST OF REVENUES
Educational program and services	(1,071)	(1,163)	(2,049)	(2,276)
HybriU licensing and sales	(220)	nil	(220)	nil
Total cost of revenues	(1,291)	(1,163)	(2,269)	(2,276)
GROSS PROFIT	1,475	1,230	2,811	2,916
OPERATING EXPENSES
Selling and marketing	(273)	(331)	(499)	(619)
General and administrative	(771)	(646)	(1,642)	(1,446)
Research and development	(102)	(220)	(203)	(376)
Impairment loss	nil	(161)	nil	(161)
Total operating expenses	(1,146)	(1,358)	(2,344)	(2,602)
OPERATING INCOME (LOSS)	329	(128)	467	314
OTHER (EXPENSE) INCOME
Interest (expenses) income, net	(29)	(5)	(41)	11
Other income (expenses), net	30	(9)	13	(33)
Gain on lease settlement	1,492	nil	1,492	nil
Total other income (expenses), net	1,493	(14)	1,464	(22)
INCOME (LOSS) BEFORE INCOME TAX	1,822	(142)	1,931	292
Income tax expenses	(47)	(4)	(47)	(14)
NET INCOME (LOSS)	1,775	(146)	1,884	278
NET INCOME (LOSS) ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	1,775	(146)	1,884	278
Basic income (loss) per share	0.0311	(0.0026)	0.0330	0.0049
Diluted income (loss) per share	0.0311	(0.0026)	0.0330	0.0049
Basic income (loss) per ADS	0.6220	(0.0520)	0.6600	0.0980
Diluted income (loss) per ADS	0.6220	(0.0520)	0.6600	0.0980
Weighted average shares, basic	57,127,524	57,127,524	57,127,524	57,127,524
Weighted average shares, diluted	57,127,524	57,127,524	57,127,524	57,127,524

AMBOW EDUCATION HOLDING LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	As of Dec. 31, 2025	As of June 30, 2026
	(Audited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	831	4,469
Restricted cash	7,260	2,700
Accounts receivable, net	2,288	1,297
Inventory	80	380
Prepaid and other current assets, net	410	518
Total current assets	10,869	9,364
Non-current assets:
Property and equipment, net	1,984	1,774
Intangible assets, net	1,662	2,379
Other non-current assets, net	969	879
Operating lease right-of-use asset	5,312	4,794
Total non-current assets	9,927	9,826
Total assets	20,796	19,190
LIABILITIES
Current liabilities:
Short-term borrowings	500	500
Accounts payable	1,609	559
Accrued and other liabilities	1,542	1,281
Income taxes payable, current	1	1
Operating lease liability, current	1,285	1,495
Total current liabilities	4,937	3,836
Non-current liabilities:
Long-term borrowings	2,700	2,700
Other non-current liabilities	167	nil
Operating lease liability, non-current	4,742	4,063
Total non-current liabilities	7,609	6,763
Total liabilities	12,546	10,599
EQUITY
Class A Ordinary shares	146	146
Class C Ordinary shares	13	13
Additional paid-in capital	517,185	517,248
Accumulated deficit	(508,966)	(508,688)
Accumulated other comprehensive loss	(128)	(128)
Total equity	8,250	8,591
Total liabilities and equity	20,796	19,190

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